Exhibit 5.1

GRACIN & MARLOW, LLP.
The Chrysler Building
405 Lexington Avenue, 26 th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657

May 3, 2011

The Board of Directors
Internal Fixation Systems, Inc.
5901 SW 74th Street, Suite 408
South Miami, FL 33143

Re:    Registration Statement on Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1/A SEC File Number 333-170008 (the "Registration Statement") filed by Internal Fixation Systems, Inc., a Florida corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 74,950 shares of the Company's common stock (the "Shares").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Florida law that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP
     Gracin & Marlow, LLP